QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.5

Dated 20th November, 2000

LAPORTE PLC

and

K-L HOLDINGS, INC.

DEED OF TAX COVENANT

Slaughter and May
35 Basinghall Street
London EC2V 5DB
(SME/PIH)

        THIS DEED OF TAX COVENANT is made                        2000

        BETWEEN:

  1.
  LAPORTE PLC whose registered office is at Nations House, 103 Wigmore Street, London, W1H 9AB (registered in England No. 963656) (the "Covenantor");

          AND

  2.
  K-L HOLDINGS, INC., a company incorporated under the laws of the State of Delaware whose registered office is at Corporation Trust Centre, 1209 Orange Street, Wilmington, County of Newcastle, Delaware, U.S.A. (the "Purchaser")

        NOW THIS DEED WITNESSES as follows:

  1.
  INTERPRETATION

        In this deed of covenant and in the schedule:

  (i)
  the following expressions shall have the following meanings:

"Accounts Date"	means 31st December 1999;
"Agreement"	means the agreement between the Covenantor and the Purchaser for the sale and purchase of the Shares;
"Business Day"	means a day (other than a Saturday or a Sunday) on which banks are open for business in London;
"Claim"
means the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, letter, document or action it appears either that a Tax Liability is to be imposed on any member of the Group or that any audit for US Tax purposes is pending or threatened against any member of the Group or, in the context of clause 13 (Counter Covenant), that a liability or increased liability to Tax is to be imposed on the Covenantor or any other member of the Retained Group;
"Companies"	means the companies listed in Part A of the schedule (each a "Company");
"Completion"	means completion of the sale and purchase of the Shares under the Agreement;

"Completion Accounts"	has the meaning given in the Agreement;
"Covenantor Companies"	means each member of the Retained Group (including, without limitation, the Covenantor) which was at Completion the beneficial owner of any of the Shares;
"Deemed Tax Liability"	has the meaning given in paragraph (ii)(b);
"Distribution"	has the meaning given in paragraph (iii)(c);
"Event"
means any transaction, action or omission, including, without limitation, a receipt or accrual of income or gains, a distribution, failure to distribute, acquisition, disposal, transfer or payment, the making of any loan or advance, any change in the residence of any person for the purposes of any Tax, the death of any person, and a failure to take any action which would avoid an apportionment or deemed distribution of income (regardless of whether the taking of any such action after Completion could have avoided such apportionment or deemed distribution) and shall also include Completion;
"Final Taxation Amount"	has the meaning given in the Agreement;
"Group"	has the meaning given in the Agreement (and the expression "member of the Group" shall be construed accordingly);
"Group Relief"	means any loss, allowance or other amount eligible for surrender by way of group relief in accordance with the provisions contained in sections 402 to 413 ICTA;
"ICTA"	means the Income and Corporation Taxes Act 1988;
"Interest Rate"	has the meaning given in the Agreement;
"Income, Profits or Gains"	has the meaning given in paragraph (iii)(a);
"Purchaser's Group"	has the meaning given in the Agreement, except that in this deed that expression shall not include any member of the Group;
"Relevant Amount"	has the meaning set out in clause 6(C) (Over-Provisions, Reliefs, Etc.);

"Relevant Company"
in the context of clause 2 (Covenant), has the meaning set out in paragraph (ii) of that clause, and in the context of clause 13 (Counter Covenant), has the meaning set out in paragraph (ii) of sub-clause (A) of that clause;
"Relief"
means any loss, exemption, set-off, relief, allowance or credit in respect of any Tax or any right to repayment of any Tax or any deduction in computing Income, Profits or Gains for the purposes of any Tax;
"Retained Group"	has the meaning given in the Agreement (and the expression "member of the Retained Group" shall be construed accordingly);
"Shares"	means all the issued shares in the capital of each of the Companies listed in part A of the schedule;
"Subsidiaries"	means the companies listed in Part B of the schedule (each a "Subsidiary");
"Tax"	means:
(a)
within the United Kingdom, corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, value added tax, national insurance contributions, stamp duty reserve tax, duties of customs and excise, any liability arising under section 601 ICTA, and any other taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them, together with all penalties, charges and interest relating to any of them; and
(b)
outside the United Kingdom, all taxes, levies, duties, imposts, deductions, contributions, charges and withholdings of any nature whatsoever, including (without limitation) taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, use, occupation, franchise, value added and personal property, equalisation tax

("Précompte"), indirect taxes, local taxes, payroll taxes, standby or monopoly charges, stamp duties, registration duties, custom and excise duties, social contributions imposed or collected by any State or by any local, national or supernational authority or by any organisation, together with all penalties, charges, fines, reassessments and interest relating to any of them, regardless (in either case) of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to any member of the Group or any other person and of whether any amount in respect of any of them is recoverable from any other person as mentioned in clause 7 (Recovery from Other Persons);
"Tax Assessment"
means any assessment, demand, determination or other similar formal notice of a Tax Liability issued by or on behalf of any Tax Authority or any action of a like nature taken by or on behalf of any Tax Authority by virtue of which (in either such case) any member of the Group or any other person (including, in the context of Clause 13 (Counter Covenant), the Covenantor or any other member of the Retained Group) is liable, to make a payment of Tax, or will, with the passing of time, become so liable, or is denied or is sought to be denied a Relief relevant for the purposes of this deed and shall also mean any self-assessment made by any member of the Group or any other person (including, in the context of Clause 13 (Counter Covenant), the Covenantor or any other member of the Retained Group) in respect of any amount of Tax which any of them either considers that it is liable to pay or considers that it will, with the passing of time, become liable to pay;
"Tax Authority"	means any government, state or municipality or any local, state, federal or other taxing or other authority or body (whether within or outside the United

Kingdom) being (in any such case) competent to impose any Tax Liability;
"Tax Liability"	has the meaning given in paragraph (ii)(a);
"Warranties"	means the Warranties set out in Schedule 3 to the Agreement;
"Working Capital and Cash/Debt Amount"	has the meaning given in the Agreement; and
"Working Hours"	means 9.30 a.m. to 5.30 p.m. on a Business Day;
  (ii)
  (a)    references to any "Tax Liability" of any member of the Group shall mean both liabilities of that member of the Group to make actual payments of Tax (or amounts in respect of Tax) and also:

              (1)   the loss or non-availability of a right to a refund or repayment of Tax which has been treated as an asset of the relevant member of the Group in computing the Final Taxation Amount or the Working Capital and Cash/Debt Amount or the setting off of any such right to a refund or repayment of Tax against any actual Tax Liability in respect of which the Purchaser would, but for that setting off, have been able to make a claim against the Covenantor under this deed; and

              (2)   the setting off against Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ended on or before Completion or against any Tax otherwise chargeable in respect of an Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion of any Relief which arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion and not as a consequence of or by reference to any Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion in circumstances where, but for such setting off, the relevant member of the Group would have had an actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed; and

    (b)    in any case falling within either of sub-paragraphs (a)(1) or (a)(2) this paragraph, the amount that is to be treated for the purposes of this deed as a Tax Liability of the relevant member of the Group (the "Deemed Tax Liability") shall be determined as follows:

              (1)   in a case which falls within sub-paragraph (a)(1) of this paragraph, the Deemed Tax Liability shall be the amount of the refund or repayment that would have been obtained but for the loss, non-availability or setting off mentioned in that sub-paragraph;

              (2)   in a case which falls within sub-paragraph (a)(2) of this paragraph and where the Relief that was the subject of the setting off mentioned in that sub-paragraph was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief; and

              (3)   in a case which falls within sub-paragraph (a)(2) of this paragraph and where the Relief that was the subject of the setting off mentioned in that sub-paragraph was a deduction from or offset against Income, Profits or Gains, the Deemed Tax Liability shall be the amount of Tax which has been saved in consequence of the setting off;

  (iii)
  references to:

  (a)
  "Income, Profits or Gains" shall include development value and any other standard or measure for the purposes of any Tax and shall also include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax;

  (b)
  Income, Profits or Gains (as defined in sub-paragraph (a) of this paragraph) as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

  (c)
  any "Distribution" shall include anything which is, or is deemed to be, a dividend or distribution for the purposes of any Tax and shall also include any other Event which gives rise to an obligation to account for advance corporation tax or amounts corresponding to or similar to advance corporation tax;

  (d)
  any Distribution as occurring on or before a particular date shall include any Distribution which has fallen due to be made on or before that date for the purposes of any Tax;

  (e)
  any "subsidiary of the Covenantor" shall mean any company of which the Covenantor has control for the purposes of section 416 ICTA; and

  (f)
  an Event occurring or deemed to occur on or before Completion includes a combination of Events all of which have occurred or been deemed to occur on or before Completion;

  (iv)
  unless otherwise specified:

  (a)
  references to clauses, sub-clauses, paragraphs, sub-paragraphs and the schedule are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and the schedule to, this deed;

            (b)   a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

            (c)   references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

            (d)   references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

            (e)   the expression "body corporate" shall have the meaning given in the Companies Act 1985;

            (f)    references to writing shall include any modes of reproducing words in a legible and non-transitory form;

            (g)   references to times of the day are to London time;

            (h)   headings to clauses and the schedule are for convenience only and do not affect the interpretation of this deed;

            (i)    the schedule forms part of this deed and shall have the same force and effect as if expressly set out in the body of this deed, and any reference to this deed shall include the schedule;

            (j)    references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

            (k)   (1) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

              (2)   general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.
COVENANT

        Subject to the provisions of clause 3 (Limits on Clause 2) and clause 4 (Exclusions), the Covenantor hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under the Agreement for the Shares) an amount equal to any of the following:

            (i)  any Tax Liability of any member of the Group arising:

            (a)   as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or

            (b)   in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion;

  provided that in the case of any member of the Group for which an accounting period commences before Completion and ends after Completion ("Straddle Period"), the amount to be treated for the purposes of this deed as the liability of such member of the Group to Tax on Income, Profits or Gains for the period between the commencement of the Straddle Period and Completion shall be the amount of Tax to which that member of the Group would be liable if the Straddle Period ended for the purposes of Tax on Completion and accordingly that member of the Group were permitted to file or submit a return for the purposes of Tax for the period so ending;

           (ii)  any Tax Liability of any member of the Group arising as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after Completion:

            (a)   the disposal by any Relevant Company of any asset or of any interest in or right over any asset; or

            (b)   the making by any Relevant Company of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 ICTA; or

            (c)   any Relevant Company ceasing to be resident in the United Kingdom for the purposes of any Tax; or

            (d)   any Relevant Company failing to pay the whole of the Tax charged by any Tax Assessment made in respect of that Relevant Company within six months of the date of that Tax Assessment; or

            (e)   in the case of any such right to a refund or repayment of Tax as mentioned in clause 1(ii)(a)(1), a Tax Authority determining that the amount of such right to a refund or repayment of Tax is less than the amount which was treated as an asset in computing the Final Taxation Amount or, as the case may be, that such right to a refund or repayment of Tax is not available, and, for the purposes of this paragraph, the term "Relevant Company" shall mean the Covenantor and any company, other than any member of the Group, that may be treated for the purposes of any Tax as being a member of the same group of companies as the Covenantor at any time after Completion; or

          (iii)  any legal and accounting costs and expenses reasonably and properly incurred by the Purchaser or any member of the Group in connection either with any such Tax Liability as is mentioned in paragraphs (i) to (ii) or with any Claim therefor or in taking or defending any action under this deed.

3.
LIMITS ON CLAUSE 2

        The covenant given in clause 2 (Covenant) shall not cover any Tax Liability of any member of the Group:

            (i)  to the extent that that Tax Liability was taken into account in computing either the Final Taxation Amount or the Working Capital and Cash/Debt Amount; or

           (ii)  to the extent that that Tax Liability would not have arisen but for a transaction, action or omission carried out or effected by (or on behalf of) any member of the Group or of the Purchaser's Group at any time after Completion (including, without limitation, the making of an election under Section 338 of the US Internal Revenue Code of 1986 (as amended) or the making of any comparable election under US state or local income tax laws), other than any such transaction, action or omission:

            (a)   carried out or effected under a legally binding commitment created on or before Completion, including the Agreement or the Environmental Deed or Properties Manual to be entered into under the Agreement; or

            (b)   carried out or effected in the ordinary course of the trade carried on by the relevant member of the Group as at Completion; or

            (c)   carried out at the express request of the Covenantor; or

          (iii)  to the extent that that Tax Liability would not have arisen or would have been reduced but for a failure or omission on the part of any member of the Purchaser's Group or any member of the Group after Completion lawfully to make any election or claim any Relief, the lawful making or claiming of which was taken into account in computing either the Final Taxation Amount or (as the case may be) the Working Capital and Cash/Debt Amount and was notified to the Purchaser in writing and is consistent with the past practice of the Group or the Retained Group (or any member thereof); or

          (iv)  to the extent that that Tax Liability arises by reason of a voluntary disclaimer by any member of the Group after Completion of the whole or part of any allowance to which any of them is entitled under Part II of the Capital Allowances Act 1990 (or any similar legislation imposed by any jurisdiction outside the United

  Kingdom) or by reason of the revocation by any member of the Group after Completion of any claim for Relief made (whether provisionally or otherwise) by any of them prior to Completion; or

           (v)  to the extent that that Tax Liability arises as a result of any changes after Completion in the bases, methods or policies of accounting of any member of the Purchaser's Group or any member of the Group, other than a change imposed or directed by any Tax Authority; or

          (vi)  to the extent that that Tax Liability has been otherwise compensated for without cost to any member of the Purchaser's Group or any member of the Group; or

         (vii)  to the extent that that Tax Liability is attributable to an Event producing an actual increment to the assets of any member of the Group of not less than the amount of that Tax Liability which is not taken into account in the Working Capital and Cash/Debt Amount but would have been so taken into account if the Working Capital and Cash/Debt Amount as at the date of Completion had been prepared with knowledge of the relevant Event; or

        (viii)  to the extent that that Tax Liability arises or is increased as a consequence of any failure by any member of the Purchaser's Group or any member of the Group to comply with any of their respective obligations under clauses 5 (Mitigation), 8 (Claims Procedure), 9 (Tax Returns) or 12 (Surrender of Group Relief); or

          (ix)  to the extent that the Purchaser has made recovery in respect of that Tax Liability by means of a claim for breach of any of the Warranties under the Agreement; or

           (x)  to the extent that that Tax Liability consists of a liability to German real estate transfer tax which arises by virtue of the change of control on Completion of Laporte Pigmente Holding GmbH and Silo Pigmente GmbH.

4.
EXCLUSIONS

        (A)  The Covenantor shall not be liable under either this deed or the Warranties in respect of any Tax Liability unless the Tax Liability in question shall have arisen:

            (i)  in the case of a liability to Tax imposed by the United Kingdom, on or before the seventh anniversary of the Accounts Date; or

           (ii)  in the case of a liability to Tax imposed by any other jurisdiction, on or before the date falling 30 days after the statutory time limit (including any extension granted to such time limit) in the jurisdiction in which the Tax in question is sought;

and (in any such case) the Purchaser within that period shall by notice in writing to the Covenantor have given sufficient details of the Claim to enable the Covenantor to identify the matter giving rise to that Tax Liability and the amount claimed in respect thereof.

        (B)  The Purchaser shall not be entitled to claim under either this deed or the Warranties in respect of any Tax Liability (however many in number) where the Tax Liability in question is less than US$10,000.

        (C)  Without prejudice to so much of the provisions of clause 10 as concerns the date from which any payment due to be made by the Covenantor under this deed shall carry interest, the liability (if any) of the Covenantor under this deed in respect of any Tax Liability falling within the scope of clause 2 and of a nature such that it was capable of being taken into account in computing the Final Taxation Amount shall not be determined and become enforceable against the Covenantor until such time as the Final Taxation Amount has been ascertained in accordance with the provisions of the Agreement.

5.
MITIGATION

        The Purchaser shall, at the direction in writing of the Covenantor, procure that each member of the Group takes all such steps permitted by law as the Covenantor may require to:

            (i)  use in the manner hereinafter mentioned all such Reliefs arising as a consequence of or by reference to any Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion and not as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion as are available to the members of the Group to reduce or eliminate any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed (such Reliefs including, without limitation, Reliefs made available to a company by means of a surrender from another company), the said use being to effect the reduction or elimination of any such Tax Liability to the extent specified by the Covenantor and permitted by law, and to provide to the Covenantor, at the Covenantor's expense, a certificate from the auditors (for the time being) of any member of the Group confirming that all such Reliefs have been so used;

           (ii)  save in respect of any member of the Group incorporated in the United States of America, make all such claims and elections specified by the Covenantor in respect of any accounting period of any member of the Group commencing before Completion as have the effect of reducing or eliminating any such Tax Liability as is mentioned in paragraph (i), provided that no such claim or election shall require any member of the Group to use any Relief which arises solely as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion; and

          (iii)  allow the Covenantor to reduce or eliminate any Tax Liability by surrendering, or procuring the surrender by any company other than any member of the Group, of Group Relief or advance corporation tax or any other form of Relief to any member of the Group to the extent permitted by law but without any payment being made in consideration for such surrender.

6.
OVER-PROVISIONS, RELIEFS, ETC.

        (A)  If the auditors for the time being of any member of the Group shall certify (at the request and expense of the Covenantor) that the Final Taxation Amount has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with sub-clause (C).

        (B)  If the auditors for the time being of any member of the Group shall certify (at the request and expense of the Covenantor) that any Tax Liability which has resulted in a payment having been made or becoming due from the Covenantor under this deed has given rise to a Relief for any member of the Group which would not otherwise have arisen, or if the said auditors shall certify (at the request and expense of the Covenantor) that the payment by the Covenantor or by any other member of the Retained Group of any amount of Tax (or additional amount of Tax) has given rise to a Relief for any member of the Group which would not otherwise have arisen, then (in any such case) the amount of that Relief shall be dealt with in accordance with sub-clause (C); provided that if the Relief in question is a deduction from or offset against Income, Profits or Gains, the amount to be so dealt with shall be a sum equal to the amount of Tax that has been saved through the use of that Relief, provided that no amount shall be so dealt with until such member of the Group has obtained the benefit of such Relief and provided that the value of such Relief to such member of the Group shall not be prejudiced by such dealing.

        (C)  Where it is provided under sub-clause (A) or (B) that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-clause:

            (i)  the Relevant Amount shall first be set off against any payment then due from the Covenantor under this deed; and

           (ii)  to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this deed and not previously refunded under this clause up to the amount of such excess; and

          (iii)  to the extent that the excess referred to in paragraph (ii) of this sub-clause is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantor under this deed.

        (D)  Where any such certification as is mentioned in sub-clause (A) or (B) has been made, the Covenantor or the Purchaser or the relevant member of the Group may request the auditors for the time being of the relevant member of the Group to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

        (E)  If the auditors certify under sub-clause (D) that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of sub-clause (C) as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

        (F)  If the auditors for the time being of any member of the Group shall certify (at the request and expense of the Covenantor) that that member of the Group has obtained or has actually enjoyed any other saving of Tax in respect (in either such case) of a period falling before Completion or (as the case may be) of such part of a period straddling Completion as falls before Completion by reason of a reduction in rates of Tax which is made after Completion but which has effect in respect of any such period, the Purchaser shall, within seven Business Days of that certification, pay to the Seller an amount equal to the repayment of Tax or other actual saving of Tax that has been so certified; and the provisions of sub-clauses (D) and (E) of this clause shall apply, mutatis mutandis, to this sub-clause (F).

7.
RECOVERY FROM OTHER PERSONS

        If, in the event of any payment becoming due from the Covenantor under clause 2 (Covenant), any member of the Group either is immediately entitled at the due date for the making of that payment to recover from any person (not being any other member of the Group but including any Tax Authority) any sum in respect of the Tax Liability that has resulted in that payment becoming due from the Covenantor, or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall procure that the member of the Group entitled to make that recovery shall promptly notify the Covenantor of its entitlement and shall, if so required by the Covenantor and at the Covenantor's sole expense, take all lawful, appropriate and reasonable steps (taking into account the relevant member of the Group's own Tax affairs) to enforce that recovery (keeping the Covenantor fully and promptly informed of the progress of any action taken); and if the Covenantor has made a payment under clause 2 (Covenant) in respect of the Tax Liability in question, the Purchaser shall account to the Covenantor for whichever is the lesser of:

            (i)  any sum so recovered by the relevant member of the Group in respect of that Tax Liability (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof less any Tax chargeable on the relevant member of the Group in respect of that interest and less also any Tax chargeable on the relevant member of the Group in respect of the sum so recovered); and

           (ii)  the amount paid by the Covenantor under clause 2 (Covenant) in respect of that Tax Liability.

8.
CLAIMS PROCEDURE

        (A)  Upon any member of the Purchaser's Group or any member of the Group becoming aware of a Claim relevant for the purposes of this deed, the Purchaser shall within six Business Days give written notice of that Claim to the Covenantor or, as the case may be, shall procure that the relevant member of the Group shall within six Business Days give written notice of that Claim to the Covenantor, and the Purchaser shall further procure that the relevant member of the Group (if the Covenantor shall indemnify the Purchaser and the relevant member of the Group to their reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) will take such action and give such information and assistance in connection with the affairs of that member of the Group as the Covenantor may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim or to enable any audit for US Tax purposes concerning any member of the Group to be conducted in such reasonable manner as the Covenantor wishes solely to the extent of the issues for which the Covenantor has potential liability under this deed and to the provisions of sub-clause (C); and in making any such request the Covenantor shall take account, so far as is appropriate and reasonable, of any reasonable comments which the relevant member of the Group or the Purchaser may give to the Covenantor in connection with the Claim (including any audit) and the possible implications of any actions which the Covenantor may request under this clause for the Tax affairs of the relevant member of the Group or any other member of the Group or of the Purchaser's Group for any accounting period ending after Completion;

        PROVIDED THAT the Purchaser shall not be obliged to procure that any member of the Group appeal against any Tax Assessment if, the Covenantor having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this sub-clause, the relevant member of the Group has not within 21 days thereafter received instructions in writing from the Covenantor, in accordance with the preceding provisions of this sub-clause, to make that appeal.

        (B)  The actions which the Covenantor may reasonably request under sub-clause (A), having taken account of any comments of the relevant member of the Group or of the Purchaser as there mentioned, shall include (without limitation) the relevant member of the Group applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Covenantor to decide, in the context of any audit for US Tax purposes, whether any consents or waivers to extend applicable statutes of limitations should be granted and/or allowing the Covenantor to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Covenantor takes on or takes over the conduct of proceedings, the Purchaser shall provide and shall procure that the relevant member of the Group provide such information and assistance as the Covenantor may reasonably require in connection with the preparation for and conduct of those proceedings.

        (C)  The Covenantor shall:

            (i)  at all times keep the Purchaser fully informed of all matters relating to the Claim;

           (ii)  deliver to the Purchaser copies of all correspondence relating to the Claim; and

          (iii)  not enter into any agreement with any Tax Authority that would affect the Tax Liability of the Purchaser or any member of the Group for a period beginning after Completion (or, in the case of a period straddling Completion, for the portion of that period falling after Completion) without the prior consent of the Purchaser, which consent shall not be unreasonably withheld.

        (D)  The Purchaser shall not enter into any agreement with any Tax Authority that would affect a Tax Liability falling within the scope of the covenant given by the Covenantor in clause 2 without the prior consent of the Covenantor, which consent shall not be unreasonably withheld.

9.
TAX RETURNS

        (A)  The Covenantor or its duly authorised agents shall prepare the Tax returns of the members of the Group for all Tax return periods ended on or prior to Completion, to the extent that the same shall not have been prepared before Completion.

        (B)  The Purchaser shall procure that the members of the Group shall cause the returns mentioned in sub-clause (A) to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Covenantor shall agree and shall give the Covenantor or its agent all such assistance as may be required to agree those returns with the appropriate authorities;

        PROVIDED THAT the Purchaser shall not be obliged to procure that any member of the Group take any such action as is mentioned in this sub-clause in relation to any Tax return that is not true and accurate in all material respects.

        (C)  In relation to any such action as is referred to in sub-clause (A) or (B), the Covenantor shall:

            (i)  keep the Purchaser fully informed of all matters relating thereto and deliver to the Purchaser copies of all correspondence with Tax Authorities relating thereto;

           (ii)  submit to the Purchaser for comments all correspondence and documents of a material nature which the Covenantor intends to submit to a Tax Authority and take into account, so far as is appropriate and reasonable, all such reasonable comments as the Purchaser may make, including, in particular, as may affect periods following Completion; and

          (iii)  not submit to a Tax Authority any such correspondence or documents without first having given the Purchaser a reasonable period of time to comment on the same as mentioned in the preceding paragraph of this sub-clause.

        (D)  The Covenantor or its duly authorised agents shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax returns of the members of the Group for all accounting periods ended on or prior to Completion and the Purchaser shall procure that the members of the Group shall afford such access to their books, accounts and records as is necessary and reasonable to enable the Covenantor or its duly authorised agents to prepare those returns and conduct matters relating thereto in accordance with the Covenantor's rights under this clause.

        (E)  Nothing done by any member of the Group pursuant to this clause shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Covenantor under this deed in respect of any such Tax Liability as is mentioned in clause 2 (Covenant).

10.
DUE DATE OF PAYMENT

        (A)  Where the Covenantor becomes liable to make any payment under clause 2 (Covenant), the due date for the making of that payment shall be:

            (i)  in a case that involves an actual payment of Tax by any member of the Group, the date that is three Business Days before the last date on which the relevant member of the Group would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Covenantor's liability under this deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability; or

           (ii)  in a case falling within either of sub-paragraphs (a)(1) and (a)(2) of paragraph (ii) of clause 1 (Interpretation), the date falling seven days after the date when the Covenantor has been notified by the relevant member of the Group or the Purchaser that the auditors for the time being of the relevant member of the Group have certified, at the request of the Purchaser or the member of the Group, that the Covenantor has a liability for a determinable amount under clause 2 (Covenant).

        (B)  If any payment required to be made by the Covenantor under this deed is not made by the due date for the making thereof, then, except to the extent that the Covenantor's liability under clause 2 (Covenant) compensates the Purchaser for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at whichever is the higher of the Interest Rate and the rate of interest imposed by the relevant Tax Authority.

11.
DEDUCTIONS FROM PAYMENTS, ETC.

        (A)  All sums payable by the Covenantor to the Purchaser under this deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

        (B)  If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause (A), the Covenantor shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

        (C)  If any sum payable by the Covenantor to the Purchaser under this deed (other than interest under clause 10(B)) shall be subject to a Tax Liability in the hands of the Purchaser, the Covenantor shall be under the same obligation to make an increased payment in relation to that Tax Liability as if the liability were a deduction or withholding required by law.

12.
SURRENDER OF GROUP RELIEF

        (A)  The Purchaser shall procure that each member of the Group shall, so far as is permissible under law, surrender to the Covenantor or to such other member of the Retained Group as the Covenantor may specify all such Group Relief as the Covenantor may at its sole discretion direct in writing in respect of any accounting period of any member of the Group ended on or before Completion.

        (B)  The Purchaser hereby undertakes that it shall, and shall procure that each member of the Group will, use all reasonable endeavours to procure that full effect is given to the surrenders to be made under sub-clause (A) and that such surrenders are allowed in full by the Inland Revenue and (without prejudice to the generality of the foregoing) the Purchaser shall procure that each member of the Group shall sign and submit to the Inland Revenue all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all such other documents and returns as may be necessary to secure that full effect is given to this clause.

        (C)  In consideration of each of the surrenders to be made under sub-clause (A), the Covenantor shall pay to such member of the Group as is the surrendering company in respect of the surrender in question or, as the case may be, shall procure that the relevant other member of the Retained Group shall pay to that surrendering company a sum equal to the amount of corporation tax from which the company that is the claimant company in respect of such surrender has been relieved by virtue of that surrender being validly and effectively made; PROVIDED THAT the provisions of this sub-clause shall not have effect if and to the extent that payment in respect of any such surrender has been made on the basis specified in the foregoing provisions of this sub-clause on or before the date of this deed.

        (D)  Any sum payable under sub-clause (C) shall be paid on the date on which any corporation tax chargeable on the taxable profits of the company that is the claimant company in respect of the surrender in question for the accounting period of its to which that surrender relates becomes due and payable (or would have become due and payable had the claimant company incurred any liability to corporation tax in respect of that accounting period).

        (E)  In the event that any payment is made in accordance with the foregoing provisions of this clause in respect of any surrender of Group Relief made under sub-clause (A) and corporation tax falls nevertheless to be charged in respect of the taxable profits that the relevant surrender was intended to relieve from such tax (as a result of the Inland Revenue either refusing to allow Group Relief or subsequently withdrawing Group Relief in respect of the relevant surrender), the Purchaser shall procure that the relevant member of the Group shall repay to the Covenantor or to the relevant other member of the Retained Group either the sum previously paid in respect of the relevant surrender in accordance with the foregoing provisions of this clause or, as the case may be, such part of that sum as is attributable to the element of the surrender that did not have the effect of relieving from corporation tax the taxable profits intended to be relieved by virtue of that surrender.

13.
COUNTER COVENANT

        (A)  The Purchaser and each of the Companies hereby jointly and severally covenant with the Covenantor to pay to the Covenantor an amount equal to any of the following:

            (i)  any liability or increased liability to Tax of the Covenantor or any other member of the Retained Group which arises as a result of or by reference to any reduction or disallowance of Group Relief that would otherwise have been available to the Covenantor or any other member of the Retained Group where and to the extent that such reduction or disallowance occurs as a result of or by reference to:

             (a)  any total or partial withdrawal effected by any member of the Group after Completion of any surrender of Group Relief that was submitted by any member of the Group to the Inland Revenue on or before Completion in respect of any accounting period ended on or before Completion; or

             (b)  any total or partial disclaimer made by any member of the Group after Completion of any capital allowances available to any member of the Group in respect of any accounting period ended on or before Completion save where any such withdrawal or disclaimer is made at the express written request of the Covenantor and provided further that paragraph (a) shall not apply to the extent that an asset was shown in the Completion Accounts in respect of payment for any such Group Relief as mentioned in that paragraph;

           (ii)  any liability or increased liability to Tax of the Covenantor or any other member of the Retained Group which arises as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after Completion:

             (a)  the disposal by any Relevant Company of any asset or of any interest in or right over any asset;

             (b)  the making by any Relevant Company of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 ICTA;

             (c)  any Relevant Company ceasing to be resident in the United Kingdom for the purposes of any Tax;

             (d)  the effecting by any Relevant Company of any such payment or transfer of assets as constitutes the receipt by another person of an abnormal amount by way of dividend (as defined in section 709 ICTA); or

             (e)  any Relevant Company failing to pay the whole of the Tax charged by any Tax Assessment made in respect of that Relevant Company within six months of the date of that Tax Assessment where (and to the extent that) the liability for that Tax arises in circumstances such that the Purchaser would not have been entitled to make a claim against the Covenantor under clause 2 (Covenant) of this deed in respect of that Tax had it been paid by the Relevant Company, and, for the purposes of this sub-clause, the term "Relevant Company" shall mean any member of the Group, any member of the Purchaser's Group and any other company which is, or has at any time been, treated for the purposes of any Tax as being a member of the same group of companies as the Purchaser or as being associated with the Purchaser; and

          (iii)  any reasonable out-of-pocket legal and accounting costs and expenses reasonably and properly incurred by the Covenantor or any other member of the Retained Group in connection with any such liability or increased liability to Tax (or Claim therefor) or in taking any action under this clause.

      (B)  (i)  Upon the Covenantor becoming aware of a Claim relevant for the purposes of sub-clause (A), the Covenantor shall forthwith give written notice of that Claim to the Purchaser, and the Covenantor shall or, as the case may be, shall procure that the relevant other member of the Retained Group will (if the Purchaser shall indemnify the Covenantor and/or the relevant member of the Retained Group to the Covenantor's reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the Covenantor and/or the relevant other member of the Retained Group as the Purchaser may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim; PROVIDED THAT the Covenantor shall not be obliged to appeal against any Tax Assessment or to procure that any other member of the Retained Group appeals against any Tax Assessment if, the Purchaser having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this sub-clause, the Covenantor or the relevant member of the Retained Group has not within 21 days thereafter received instructions in writing from the Purchaser, in accordance with the preceding provisions of this sub-clause, to make that appeal.

           (ii)  The actions which the Purchaser may reasonably request under paragraph (i) of this sub-clause shall include (without limitation) the Covenantor and/or the relevant other member of the Retained Group applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Purchaser to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Purchaser takes on or takes over the conduct of proceedings, the Covenantor shall provide and/or shall procure that the relevant other member of the Retained Group shall provide such information and assistance as the Purchaser may reasonably require in connection with the preparation for and conduct of those proceedings.

      (C)  (i)  Where the Purchaser becomes liable to make any payment under sub-clause (A), the due date for the making of that payment shall be the date that is the last date on which the Covenantor or, as the case may be, the relevant other member of the Retained Group would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Purchaser's liability under sub-clause (A) in order to avoid incurring a liability to interest or a charge or penalty in respect of that amount of Tax.

           (ii)  If any payment required to be made by the Purchaser under sub-clause (A) is not made by the due date for the making thereof, then, except to the extent that the Purchaser's liability under sub-clause (A) compensates the Covenantor for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the Interest Rate.

      (D)  (i)  All sums payable by the Purchaser to the Covenantor under this clause or under clause 6(F) shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

           (ii)  If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in paragraph (i) of this sub-clause, the Purchaser shall be obliged to pay to the Covenantor such sum as will, after the deduction or withholding has been made, leave the Covenantor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

          (iii)  If any sum payable by the Purchaser to the Covenantor under this clause (other than interest under the preceding sub-clause) or under clause 6(F) shall be subject to a Tax Liability in the hands of the Covenantor, the Purchaser shall be under the same obligation to make an increased payment in relation to that Tax Liability as if the liability were a deduction or withholding required by law.

14.
COVENANTOR AS AGENT AND TRUSTEE

        (A)  The Covenantor has entered into this deed as duly authorised agent for each of the other Covenantor Companies and each covenant or undertaking of the Covenantor under this deed has been given by the Covenantor for and on behalf of each such Covenantor Company in respect of:

            (i)  such member or members of the Group, the share capital of which was in the beneficial ownership of the Covenantor Company concerned as at Completion; and

           (ii)  any member or members of the Group that are direct or indirect subsidiaries of the member or members of the Group mentioned in (i) above.

    Notwithstanding that the Covenantor is so acting as agent for the other Covenantor Companies, the Purchaser shall be entitled to enforce all such covenants and undertakings of the Covenantor under this deed solely against the Covenantor itself and accordingly shall not be entitled to claim against the Covenantor and the Covenantor Companies separately in respect of the same liability allegedly arising under this deed.

        (B)  All rights, claims and entitlements of the Covenantor under this deed are held by it for itself and as trustee for the other Covenantor Companies.

15.
MISCELLANEOUS

The provisions of clauses 19 (Remedies and Waivers), 20 (Assignment), 21 (Further Assurance), 23 (Notices), 27 (Counterparts), 28 (Invalidity), 31 (Governing Law) and 32 (Jurisdiction) of the Agreement shall apply to this deed mutatis mutandis.

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Signed as a deed by Geneva Angela Stapleton as attorney for LAPORTE PLC in the presence of:	) ) ) )	/s/ GENEVA ANGELA STAPLETON
Witness's signature		/s/ NIA DAVIES
Name (print):		Nia Davies
Occupation:		Trainee Solicitor
Address:		Avenue of Cortenberg 118
1000 Brussels
Signed as a deed by as attorney for K-L HOLDINGS, INC. in the presence of:	) ) ) ) )

Witness's signature

Name (print):

Occupation:
Address:

SCHEDULE
THE MEMBERS OF THE GROUP

Part A

The Companies

        All those companies listed in Schedule 5 to the Agreement.

Part B

The Subsidiaries

        All those companies listed in Schedule 6 to the Agreement.

QuickLinks

  EXHIBIT 10.5
CONTENTS
SCHEDULE THE MEMBERS OF THE GROUP
The Companies
The Subsidiaries